SECOND

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

REEF OIL & GAS INCOME AND DEVELOPMENT FUND III

A Texas Limited Partnership

The Partnership Units represented by this document have not been registered under any securities laws and the transferability of such Units is restricted. Such Units may not be sold, assigned or transferred, nor will any assignee, vendee, transferee or endorsee thereof be recognized as having acquired any such Units by the issuer for any purposes, unless (i) a registration statement under the Securities Act of 1933, as amended, with respect to the transfer of such Units shall then be in effect and such transfer has been qualified under all applicable state securities laws, or (ii) the availability of an exemption from such registration and qualification shall be established to the satisfaction of counsel to the Partnership.

The Partnership Units represented by this document are subject to further restriction as to their sale, transfer, hypothecation or assignment as set forth in the Agreement of Limited Partnership and agreed to by each Partner. Said restriction provides, among other things, that no vendee, transferee, assignee or endorsee shall have the right to become a substituted Investor Partner without the consent of the Managing General Partner.

SECTION 1. THE PARTNERSHIP	1

1.1. Organization	1

1.2. Name	1

1.3. Principal Business	1

1.4. Principal Place of Business	1

1.5. Term	1

1.6. Filings; Agent for Service of Process	2

1.7. Independent Activities	2

1.8. Definitions	2

SECTION 2. PARTNERS’ CAPITAL CONTRIBUTIONS	2

2.1. Managing General Partner	2

2.2. Investor Partners	3

2.3. Extent of Liability	3

2.4. Other Matters	3

SECTION 3. ALLOCATIONS	4

SECTION 4. DISTRIBUTIONS	4

4.1. Reserved	4

4.2. Operating Distributions to Partners and Unit Holders	4

4.3. Amounts Withheld	4

4.4. Limitation Upon Distributions	4

4.5. Distributions on Liquidation and Capital Events	4

4.6. Distributions to Pay Tax	5

SECTION 5. MANAGEMENT	5

5.1. Authority of the Managing General Partner	5

5.2. Right to Rely on the Managing General Partner	6

5.3. Duties and Obligations of the Managing General Partner	7

5.4. Indemnification of the Managing General Parmer	7

5.5. Reimbursement and Compensation to the Managing General Partner	7

5.6. Interpretation	9

5.7. Reliance Upon Experts	9

5.8. Limitations on Partners’ Acts	9

5.9. Other Permissible Activities	9

SECTION 6. ROLE OF INVESTOR PARTNERS	10

6.1. Rights or Powers	10

6.2. Voting Rights	10

6.3. Indemnification of Additional General Partners	11

SECTION 7. BOOKS AND RECORDS	11

7.1. Books and Records	11

7.2. Fiscal Year	11

7.3. Financial Statements and Tax Returns	11

7.4. Reports	11

7.5. Confidentiality	12

SECTION 8. AMENDMENTS; MEETINGS	12

8.1. Amendments	12

8.2. Meetings of the Partners	12

SECTION 9. TRANSFERS OF UNITS; DISTRIBUTIONS	13

9.1. Restriction on Transfers	13

9.2. Permitted Transfers	13

9.3. Prohibited Transfers	14

9.4. Rights of Unadmitted Assignees	14

9.5. Admission of Unit Holders as Partners	14

9.6. Representations; Legend	15

9.7. Distributions and Allocations in Respect to Transferred Units	15

SECTION 10. MANAGING GENERAL PARTNER	15

10.1. Covenant Not to Withdraw, Transfer or Dissolve	15

10.2. Permitted Transfers	16

10.3. Prohibited Transfers	16

10.4. Termination of Status as Managing General Partner	16

10.5. Conversion of Additional General Partner Interests into Limited Partner Interests	17

10.6. Liability of Partners	17

SECTION 11. DISSOLUTION AND WINDING UP	17

11.1. Liquidating Events	17

11.2. Winding Up	18

11.3. Compliance With Timing Requirements of Regulations	18

11.4. Deemed Distribution and Recontribution	19

11.5. Rights of Partners and Unit Holders	19

11.6. Notice of Dissolution	19

11.7. Certificate of Termination	19

SECTION 12. POWER OF ATTORNEY	19

12.1. The Managing General Partner as Attorney-in-Fact	19

12.2. Nature as Special Power	19

SECTION 13. MISCELLANEOUS	20

13.1. Notices	20

13.2. Binding Effect	20

13.3. Construction	20

13.4. Time	20

13.5. Headings	20

13.6. Severability	20

13.7. Incorporation by Reference	20

13.8. Further Action	20

13.9. Variation of Pronouns	20

13.10. Governing Law	21

13.11. Waiver of Action for Partition	21

13.12. Counterpart Execution	21

13.13. Sole and Absolute Discretion	21

13.14. Entire Agreement	21

13.15. Attorneys’ Fees	21

13.16. Third Parties	21

13.17. Venue	21

EXHIBIT A - INVESTOR PARTNERS	A-1

EXHIBIT B - DEFINITIONS	B-1

EXHIBIT C - ALLOCATIONS OF PROFITS AND LOSSES	C-1

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
REEF OIL & GAS INCOME AND DEVELOPMENT FUND III, L.P.
A Texas Limited Partnership

This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is entered into and shall be effective as of the 4th day of June, 2008 (the “Effective Date”), by and among Reef Oil & Gas Partners, L.P., a Nevada limited partnership, as the Managing General Partner, and the Persons whose names are set forth on attached Exhibit A-1, as the Additional General Partners or as Limited Partners (the Limited Partners, together with the Additional General Partners, the “Investor Partners”), pursuant to the provisions of the Texas Business Organizations Code (the “Texas Code”) on the following terms and conditions. This Agreement amends and restates in its entirety the Amended and Restated Agreement of Limited Partnership effective as of MARCH 25,  2008, as amended.

SECTION 1.	THE PARTNERSHIP

1.1.         Organization.  The Partnership was formed on November 27, 2007 by the filing of the certificate of formation described in Section 3.005 of the Texas Code (the “Certificate”) with the Texas Secretary of State. The Investor Partners hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the Texas Code and upon the terms and conditions set forth in this Agreement.

1.2.         Name.  The name of the Partnership shall be REEF OIL & GAS INCOME AND DEVELOPMENT FUND III, L.P. and all business of the Partnership shall be conducted in such name. The Managing General Partner may change the name of the Partnership upon ten (10) days notice to the Investor Partners. The Partnership shall hold all of its Property in the name of the Partnership and not in the name of any Partner.

1.3.         Principal Business.  The purposes for which the Partnership is organized are:

a.          To acquire interests in oil and gas properties (hereinafter, the “Prospect Wells” or “Prospects”);

b.          To conduct operations on the Prospects, if appropriate;

c.          To purchase, acquire, sell, dispose, operate, drill and produce oil, gas, minerals and properties and all things incident to the Prospect Wells including, and with respect to the business of the Partnership, the construction and operation, alone or with others, of any project or operation incident to the Prospect Wells for the treatment or refining of oil, gas and minerals and for the construction of systems for the production, collection, storage, treatment or delivery of the same or the products thereof;

d.          To perform any acts as the Managing General Partner in its sole discretion determines to be necessary, desirable or convenient in accomplishing the foregoing purposes; and

e.          To engage in any other lawful activity permitted under the Texas Code.

1.4.         Principal Place of Business.  The principal place of business of the Partnership shall be at 1901 N. Central Expressway, Suite 300, Richardson, Texas 75080. The General Partner may change the principal place of business of the Partnership to any other place upon ten (10) days notice to the Investor Partners.

1.5.         Term.  The term of the Partnership commenced on the Effective Date and shall continue until December 31, 2016, unless sooner terminated with the consent of the Managing General Partner, by an affirmative vote of a Majority in Interest of the Partners or until, if earlier, the winding up and liquidation of the Partnership and its business is completed following a Liquidating Event, as provided in Section 11.

1.6.         Filings; Agent for Service of Process.

a.          The Managing General Partner has caused the Certificate to be filed in the office of the Secretary of State of Texas in accordance with the provisions of the Texas Code. The Managing General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Texas. The Managing General Partner shall cause amendments to the Certificate to be filed whenever required by the Texas Code.

b.          The Managing General Partner shall execute and cause to be filed original or amended certificates of limited partnership and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any other states or jurisdictions in which the Partnership engages in business.

c.          The agent for service of process of the Partnership shall be Michael J. Mauceli or any successor as appointed by the Managing General Partner. The agent for service of process shall be entitled to resign at any time by delivering written notice to the General Partner.

d.          Upon the dissolution of the Partnership, the Managing General Partner (or, in the event there is no General Partner, any Person elected pursuant to Section 11 hereof) shall promptly execute and cause to be filed certificates of dissolution in accordance with the Texas Code and the laws of any other states or jurisdictions in which the Partnership has filed certificates.

1.7.         Independent Activities.  Each Partner, including the Managing General Partner, may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner. Neither this Agreement nor any activity undertaken pursuant to it shall prevent the Managing General Partner from engaging in such activities, or require the Managing General Partner to permit the Partnership or any Partner to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by the Managing General Partner and the admission of each Partner, each Partner hereby waives, relinquishes, and renounces any such right or claim of participation. Notwithstanding the foregoing, the Managing General Partner still has an overriding fiduciary obligation to the Partners.

1.8.         Definitions.  Capitalized words and phrases used in this Agreement have the meanings set forth in attached Exhibit B or elsewhere in this Agreement.

1.9.         Authorized Units.  The limited and general partnership interests of the Investor Partners in the Partnership shall be represented by Units, and there are hereby authorized a total of 900 Units.

SECTION 2.	PARTNERS’ CAPITAL CONTRIBUTIONS

2.1.         Managing General Partner.

a.            The name and address of the Managing General Partner are set forth in Exhibit A.

b.            On or before the Offering Termination Date, the Managing General Partner shall purchase at least 1% of the total Units issued by the Partnership. The Managing General Partner shall contribute to the capital of the Partnership the sum of $100,000 in cash for each Unit purchased, net of the Management Fee. The Capital Contribution to be made by the Managing General Partner and the number of Units to be received by the Managing General Partner in exchange for such Capital Contribution pursuant to this Section 2.1(b) are set forth in Exhibit A.

c.             The Managing General Partner shall also perform certain services for or on behalf of the Partnership in exchange for Units (the “GP Units”). The number of GP Units to be received by the Managing General Partner pursuant to this Section 2.1(c) is set forth in Exhibit A. The Partnership, the Partners and Unit Holders hereby acknowledge and agree that the GP Units, and the rights and privileges associated with such GP Units, collectively are intended to constitute a “profits interest” in the Partnership within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, or any successor Internal Revenue Service or Regulation or other pronouncement applicable at the date of issuance of such GP Units. The Partners agree that, in the event the Safe Harbor Regulation is finalized, the Partnership is authorized and directed to elect the Safe Harbor Election and the Partnership and each Partner and Unit Holder (including any Person to whom an interest in the Partnership is Transferred in connection with the performance of services) agrees to comply with all requirements of the Safe Harbor with respect to all interests in the Partnership if Transferred in connection with the performance of services while the Safe Harbor Election remains effective. The Tax Matters Partner shall be authorized to (and shall) prepare, execute, and file the Safe Harbor Election. Any transferee of an interest shall agree to be bound by this Section 2.1(c).

In consideration of making the Capital Contribution in Section 2.1(a) and performing services for or on behalf of the Partnership pursuant to Section 2.1(b), subjecting its assets to the liabilities of the Partnership, and undertaking other obligations as herein set forth, the General Partner shall receive the Managing General Partner’s interest in the Partnership described in Section 3.

2.2.          Investor Partners.  The names, addresses, Capital Contributions and Units of partnership interest of the Investor Partners shall be set forth on attached Exhibit A-1, which shall be amended by the Managing General Partner from time to time. The Managing General Partner shall have the sole and absolute right to admit to the Partnership, as Investor Partners, such qualified Persons as the Managing General Partner deems advisable. Each Person purchasing Units in the Partnership pursuant to the offering described in that certain Confidential Private Placement Memorandum of REEF OIL & GAS INCOME AND DEVELOPMENT FUND III, L.P. dated July 23, 2007 as amended and restated on February 6, 2008 (the “Private Placement Memorandum”) shall deliver to the Partnership a subscription agreement executed by him, together with payment to the Partnership of $100,000 in cash per Unit. The minimum subscription per subscriber in such offering is $25,000 (one-fourth Unit). Subscriptions for fewer Units, or for fractional Units above the minimum subscription, may be accepted at the discretion of the General Partner.

2.3.         Extent of Liability.

a.        Limited Partners.  Except as otherwise provided by applicable law:

i.          No Limited Partner shall have any personal liability whatsoever, whether to the Partnership, the Managing General Partner or any creditor of the Partnership, for the debts, expenses, liabilities, contracts or any other obligation of the Partnership unless that Limited Partner otherwise agrees to that liability; and

ii.         A Limited Parmer shall be liable only to make his Capital Contributions and shall not be required to lend any funds to the Partnership or, after his Capital Contributions have been paid, to make any additional Capital Contributions to the Partnership.

b.        General Partners.  General Partners are liable, in addition to their Capital Contributions, for Partnership obligations and liabilities represented by their ownership of interests as general partners, in accordance with Texas law. Any General Partner who converts his interest into that of a Limited Parmer retains liability as a General Parmer for the time period during which he was a General Partner.

c.        Managing General Partners.  No Managing General Partner shall have any personal liability for the repayment of any Capital Contributions of any Investor Partner. The Managing General Partner shall be liable for all debts and obligations of the Partnership. Subject to Section 10.4, a Managing Genera] Partner shall not be liable as a Managing General Partner for Partnership debts and obligations arising after such Person ceases to be a Managing General Partner.

2.4.         Other Matters.

a.        Except as otherwise provided in this Agreement, no Partner shall demand or receive a return of his Capital Contributions or withdraw from the Partnership without the consent of the Managing General Partner. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

b.        No Partner shall receive any interest, salary or draw with respect to his Capital Contributions or his Capital Account or for services rendered on behalf of the Partnership or otherwise in his capacity as a Partner, except as otherwise provided in this Agreement.

SECTION 3.	ALLOCATIONS

Profits, Losses and other items of the Partnership shall be allocated among the Partners and Unit Holders as set forth in Exhibit C.

SECTION 4.	DISTRIBUTIONS

4.1.         Reserved.

4.2.         Operating Distributions to Partners and Unit Holders.  Except as otherwise provided in Sections 4.5 and 11 hereof, positive Net Cash, if any, shall be distributed, at such times as the Managing General Partner may determine, but in no event less frequently than monthly, as follows:

a.        Eighty-nine percent (89%) to the Investor Partners and Unit Holders (and ratably among them based upon the number of Units held by such Investor Partners and Unit Holders); and

b.        Eleven percent (11%) to the Managing General Partner.

4.3.         Amounts Withheld.  If required by applicable law, the Managing General Partner shall cause the Partnership to withhold such amounts as may be required from any payment or distribution from the Partnership to a Partner or Unit Holder, and the Managing General Partner shall remit such amount on a timely basis to the tax authority or other entity entitled to it. Any (a) amounts so withheld or (b) estimated or other payments to tax authorities with respect to any Profits or other items allocable to the Partners or Unit Holders, shall be treated as amounts distributed to the Partners and Unit Holders pursuant to this Section 4 for all purposes. The Managing General Partner shall allocate any such amounts among the Partners and Unit Holders in accordance with applicable law.

4.4.         Limitation Upon Distributions.

a.        The Partnership may not make a distribution to the Partners and Unit Holders to the extent that, immediately after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to Partners and Unit Holders with respect to their interests and liabilities for which the recourse of creditors is limited to specified property of the Partnership, exceed the fair value of the Partnership’s assets, except that the fair value of property that is subject to a liability for which recourse of creditors is limited shall be included in the Partnership’s assets only to the extent that the fair value of that property exceeds that liability.

b.        A Partner or Unit Holder who receives a distribution that is not permitted under this Agreement has no liability under the Texas Code to return the distribution unless the Partner or Unit Holder knew that the distribution violated the prohibition of the Texas Code. This does not affect any obligation of the Partners or Unit Holders under this Agreement or other applicable law to return the distribution.

c.        Except as otherwise provided by this Agreement, a Partner or Unit Holder has no right to receive any distribution from the Partnership in any form other than cash.

4.5.         Distributions on Liquidation and Capital Events.  In the event of a sale of all or substantially all of the Partnership’s assets, a refinancing, or liquidation of the Partnership, it is the intent of the Partners that distributions be made in the following order of priority, provided that in all events distributions in the event of a liquidation will be made pursuant to Section 11.2:

a.        Eighty-nine percent (89%) to the Investor Partners and Unit Holders (and ratably among them based upon the number of Units held by such Investor Partners and Unit Holders); and

b.        Eleven percent (11%) to the Managing General Partner.

4.6.        Distributions to Pay Tax.  Notwithstanding any provision contained herein, the Managing General Partner may, in its sole discretion, authorize periodic distributions of Net Cash to any Partner or Unit Holder in amounts necessary for the payment by the Partner or Unit Holder of any taxes owed by such Partner or Unit Holder as a result of Profits allocated to such Partner or Unit Holder pursuant to Section 3.1 of Exhibit C, when such Partner or Unit Holder does not otherwise receive a distribution of Net Cash relating to such allocation pursuant to Section 4.2. Any such distributions will reduce the Capital Account of any Partner or Unit Holder receiving such distribution and will be deducted from future distributions made to any Partner or Unit Holder pursuant to Sections 4.2 and 4.5.

SECTION 5.	MANAGEMENT

5.1.        Authority of the Managing General Partner.  Except to the extent otherwise provided herein, the Managing General Partner shall have the exclusive right to manage the business of the Partnership and shall have all of the rights and powers which may be possessed by general partners under the Texas Code including, without limitation, the right and power to:

a.        acquire by purchase, lease or otherwise any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership;

b.        operate, maintain, improve, own, or grant options with respect to, sell, convey, assign, lease and cause to have constructed any real and personal property necessary, convenient or incidental to the accomplishment of the purposes of the Partnership;

c.        execute any and all agreements, contracts, documents, certifications, licenses and instruments necessary or convenient in connection with the purposes of the Partnership and the management, maintenance and operation of the Property and employ such Persons, including Affiliates of the Managing General Partner, as are necessary to perform the duties required thereby;

d.        execute, in furtherance of any or all of the purposes of the Partnership, any bill of sale, contract or other instrument purporting to convey any or all of the Property;

e.        undertake, prepay in whole or in part, recast, increase, modify or extend any liabilities affecting the Partnership as necessary, convenient or incidental to the purposes of the Partnership; provided, however, that in the event the Managing General Partner enters into an agreement to borrow funds to acquire a Property on behalf of the Partnership, such borrowings shall be limited to no more than 50% of the purchase price of such Property; provided further, that if the Managing General Partner enters into an agreement to borrow funds for Partnership operations (other than for acquiring a Property), such borrowing shall be limited to 30% of the total Capital Contributions received by the Partnership as of the Offering Termination Date; and provided further, that the Managing General Partner must receive the affirmative vote of a majority-in-interest of the Partners prior to exercising its rights and powers under this subsection 5.1(e);

f.         care for and distribute funds to the Partners and Unit Holders by way of cash, income, return of capital or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership and this Agreement;

g.        contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, including Affiliates of the Managing General Partner, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Partnership;

h.        engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to the Property and General Partner liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which the Partnership is then formed or qualified;

i.         make any and all elections for federal, state and local tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state or local law, in connection with transfers of Partnership interests and Partnership distributions; (ii) to extend the statute of limitations for assessment of tax deficiencies against the Partners and Unit Holders with respect to adjustments to the Partnership’s federal, state or local tax returns; and (iii) to represent the Partnership, the Partners and the Unit Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership, the Partners and the Unit Holders in their capacities as Partners or Unit Holders, and to execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Partners and Unit Holders with respect to such tax matters or otherwise affect the rights of the Partnership, the Partners and Unit Holders. The Managing General Partner is specifically authorized to act as the “Tax Matters Partner” under the Code and in any similar capacity under state or local law;

j.         execute powers of attorney, consents, waivers and other documents that may be necessary before any court, administrative board or agency of any governmental authority, affecting the properties owned by the Partnership;

k.        take and hold title to property, execute evidences of indebtedness or other obligations or instruments in its name or the name of a nominee all on behalf of the Partnership and with or without disclosing the true owner or party in interest thereto. The Partnership shall be solely entitled to all rights, titles and interests held by the Managing General Partner or nominee on behalf of the Partnership and solely liable for all expenses, costs and other obligations incurred in connection therewith. All such instruments so executed may be transferred into the name of the Partnership by assignment or otherwise or held in the name of the Managing General Partner or nominee as the Managing General Partner may determine; provided, always, that the Managing General Partner shall keep as part of the books and records of the Partnership and properly account on its books for each such contract, deed, note or other instrument indicating the nominal parties thereto, date, thereof and general description of such document;

l.         institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with or incidental to this Agreement, and to engage counsel or others in connection therewith; and

m.       take all actions not expressly proscribed or limited by this Agreement, or refrain from taking all actions not expressly required by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership.

5.2.        Right to Rely on the Managing General Partner.  Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the Managing General Partner as to:

a.        the identity of any Partner;

b.        the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Managing General Partner or which are in any other manner germane to the affairs of the Partnership;

c.        the Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

d.        any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

5.3.        Duties and Obligations of the Managing General Partner.

a.         The Managing General Partner shall take all actions which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of Texas (and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged), and (ii) for the accomplishment of the Partnership’s purposes.

b.         The Managing General Partner shall devote to the Partnership such time as may be necessary for the proper performance of all duties hereunder, but the General Partner shall not be required to devote full time to the performance of such duties.

c.         The Managing General Partner shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership and of the Investor Partners, including the safekeeping and use of all of the Property and the use thereof for the exclusive benefit of the Partnership.

d.         In order to protect Partnership assets, the Managing General Partner may procure or cause to be procured and maintain or cause to be maintained in force, or contract with others to obtain and maintain in force, such insurance as in its best judgment it deems prudent to serve as protection against liability for loss and damage that may be occasioned by the activities of the Partnership. The cost of obtaining such insurance shall be charged to and borne by the Partnership. The Managing General Partner shall not be liable to any Investor Partner for any loss that may be sustained by the Partnership because the Managing General Partner did not acquire or cause to be acquired any particular type of insurance.

5.4.        Indemnification of the Managing General Partner.

a.         To the furthest extent permitted by the Texas Code, the Partnership, its receiver or its trustee shall indemnify, save harmless and pay all judgments and claims against the Managing General Partner relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Managing General Partner in connection with the business of the Partnership, including attorneys’ fees incurred by the Managing General Partner in connection with the defense of any action based on any such act or omission, which attorneys’ fees and expenses may be paid as statements for such fees and expenses are presented, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

b.         In the event of any action by a Unit Holder against the Managing General Partner, including a Partnership derivative suit, the Partnership shall indemnify, save harmless and pay all expenses of the Managing General Partner, including attorneys’ fees, incurred in the defense of such action, if the Managing General Partner is successful in such action.

c.         The Partnership shall indemnify, save harmless and pay all expenses, costs or liabilities of the Managing General Partner who for the benefit of the Partnership makes any deposit, acquires any option or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Partnership and who suffers any financial loss as the result of such action.

5.5.        Reimbursement and Compensation to the Managing General Partner.

a.         The General Partner shall receive as compensation for its services as Managing General Partner the following amounts:

i.         Direct Costs Reimbursement.  The Managing General Partner shall be reimbursed for all Direct Costs of the Partnership for which it pays. The Managing General Partner may charge to the Partnership and be reimbursed or pay out of Partnership funds, as and when available, all Direct Costs incurred by the Managing General Partner in the operation of the Partnership including but not limited to expenses, charges and fees relating to:

a)         accounting fees,

b)         reserve evaluations prepared by independent petroleum engineers,

c)         consulting fees, professional fees, attorneys’ fees and court costs,

d)         preparing and distributing periodic reports to the Partnership,

e)         insurance for the benefit of the Partnership,

f)         preparing tax returns and reports, and

g)        employing the services of engineers, geologists and geophysicists.

ii.        Management Fees.  The Managing General Partner shall receive a one time management fee equal to the excess, if any, of 15% of Capital Contributions over all organization and offering costs, sales commissions, selling expense fees, and fees paid to consulting engineers (the “Management Fee”). The Management Fee shall be payable to the Managing General Partner at the time of formation of the Partnership and as Capital Contributions are received thereafter.

iii.       Profits Interest.  The Managing General Partner shall receive the GP Units constituting a “profits interest” pursuant to Section 2.1(c) hereof.

iv.        Administrative Fee.  The Managing General Partner shall receive a monthly administrative fee in an amount equal to 1/12th of 1% of all Capital Contributions, payable monthly until the Partnership is dissolved.

v.         Drilling Compensation.  When the Managing General Partner or an Affiliate of the General Partner serves as operator of a Prospect Well, then the Managing General Partner or such Affiliate of the Managing General Partner, as the case may be, shall receive drilling compensation in an amount equal to 15% of the total well costs paid from the Capital Contributions. If neither the Managing General Partner nor an Affiliate of the Managing General Partner serves as operator of a Partnership well, then the Managing General Partner shall receive drilling compensation equal to 5% of the total well costs. Total well costs include all drilling and equipment costs, including intangible well costs, tangible costs of drilling and completing the Prospect Well, costs of storage and other surface facilities, and the tangible costs of gathering pipelines necessary to connect the Prospect Well to the nearest appropriate sales point or delivery point. In addition, total well costs also include the costs of all developmental activities on a well, such as reworking, working over, deepening, sidetracking, fracturing a producing well, installing pipeline for a well or any other activity incident to the operations of a well, excluding ordinary well operating costs after completion. Total well costs do not include costs relating to lease acquisitions for purposes of calculating drilling compensation.

vi.        Other Compensation.  The Managing General Partner and its Affiliates may transfer properties to the Partnership. The Managing General Partner and its Affiliates may enter into other transactions with the Partnership, such as providing operating services, supplies and equipment, and shall be entitled to well supervision fees and other compensation at rates and terms competitive with those in the geographic area of the properties.

vii.       Acquisition Costs and Development Costs.  The Managing General Partner and its Affiliates shall be reimbursed for Acquisition Costs and Development Costs.

b.         The Managing General Partner shall not be deemed to have received commissions, fees or other compensation paid to any firm, proprietorship, partnership or corporation that is an Affiliate, or in which the Managing General Partner, or any partner, officer, director or employee thereof or any member of any such person’s respective immediate family, owns a beneficial interest. Nothing contained in this Agreement shall be deemed to:

i.         Restrict the right of the Managing General Partner or any Affiliate to be reimbursed for sums actually expended in conducting the business of the Partnership;

ii.        Restrict the right of the Managing General Partner or any other person to receive the income or distributions to which they would otherwise be entitled as the Managing General Partner or a Partner under the terms of this Agreement; or

iii.       Prevent or restrict the Managing General Partner, or any related person or entity from obtaining or sharing in all or any part of any commissions or other sums payable in connection with any property purchased or sold by the Partnership.

5.6.         Interpretation.  If any provision of this Agreement is unclear or ambiguous in the opinion of the Managing General Partner, the Managing General Partner, in its sole and absolute discretion, shall have the right and power to interpret such provision in accordance with the purposes, and in the best interests of the Partnership and all the Partners; provided that the Managing General Partner may not interpret the provisions hereof so as to increase its compensation as set forth herein.

5.7.         Reliance Upon Experts.  The Managing General Partner may employ or retain such counsel, accountants, engineers, geologists, landmen, appraisers or other experts or advisors as it may reasonably deem appropriate for the purpose of discharging its duties hereunder, and shall be entitled to pay the fees of any such persons from the funds of the Partnership. The Managing General Partner may act and shall be protected in acting in good faith on the opinion or advice of, or information obtained from any such counsel, accountant, engineer, geologist, appraiser or other expert or advisor, whether retained or employed by the Partnership, the Managing General Partner, or otherwise, in relation to any matter connected with the administration or operation of the business and affairs of the Partnership.

5.8.         Limitations on Partners’ Acts.

a.        Prohibited Acts. The Partners, including the Managing General Partner, are expressly prohibited from entering into any contract or other transaction that would:

i.         Result in possession of Partnership property or assignment of any rights in specific Partnership property, other than for a Partnership purpose; or

ii.        Authorize the lending of Partnership funds to any partnership or joint venture in which the Managing General Partner or an Affiliate is a general partner or Managing General Partner.

b.        Acts Requiring Unanimous Approval. Except by the unanimous consent of all of the Partners, including the Managing General Partner, no Partner has authority to:

i.         Assign the Partnership property in trust for creditors or on the assignee’s promise to pay the debts of the Partnership;

ii.        Dispose of the goodwill of the business; or

iii.       Do any other act, which would make it impossible to carry on the ordinary business of the Partnership.

5.9.         Other Permissible Activities.  No Partner is prevented hereby from engaging in other activities for profit, whether in the oil and gas business or otherwise. The Partners, including the Managing General Partner and its Affiliates, have and in the future may engage in other businesses including the organization and management of additional partnerships, limited partnerships, joint ventures, or corporations for the exploration of oil and gas and must necessarily divide their time between the business of the Partnership and their other activities. The Partners, including the Managing General Partner and its Affiliates, are hereby authorized, during the life of the Partnership, to acquire oil or gas interests or properties and not offer the same to the Partnership. Further, nothing herein shall prevent another partnership organized by the Managing General Partner or any Affiliate from acquiring a prospect that is in the same geographical reservoir as any Prospect owned by this Partnership.

SECTION 6.	ROLE OF INVESTOR PARTNERS

6.1.         Rights or Powers. No Investor Partner (whether a Limited Partner or a General Partner) shall take part in the control or management of the business or transact any business for the Partnership, and no Investor Partner shall have the power to sign for or bind the Partnership. Any action or conduct of Investor Partners on behalf of the Partnership is hereby expressly prohibited. Any Investor Partner who violates this Section 6.1 shall be liable to the remaining Investor Partners, the Managing General Partner, and the Partnership for any damages, costs, or expenses any of them may incur as a result of such violation. The Investor Partners hereby grant to the Managing General Partner or its successors or assignees the exclusive authority to manage and control the Partnership business in its sole discretion and to thereby bind the Partnership and all Partners in its conduct of the Partnership business. Investor Partners shall have the right to vote only with respect to those matters specifically provided for in these Articles. No Investor Partner shall have the authority to:

a.        Assign the Partnership property in trust for creditors or on the assignee’s promise to pay the debts of the Partnership;

b.        Dispose of the goodwill of the business;

c.        Do any other act that would make it impossible to carry on the ordinary business of the Partnership;

d.        Confess a judgment;

e.        Submit a Partnership claim or liability to arbitration or reference;

f.         Make a contract or bind the Partnership to any agreement or document;

g.        Use the Partnership’s name, credit, or property for any purpose;

h.        Do any act which is harmful to the Partnership’s assets or business or by which the interests of the Partnership shall be imperiled or prejudiced; or

i.         Perform any act in violation of any applicable law or regulations thereunder, or perform any act that is inconsistent with the terms of this Agreement.

6.2.         Voting Rights. The Investor Partners, voting together with the Managing General Partner, shall have the right to vote on all Partnership decisions expressly requiring the vote of such Investor Partners under the Texas Code and on matters expressly requiring their vote or consent under the provisions of this Agreement. Unless otherwise required under the Texas Code or this Agreement, the affirmative vote of Partners representing a Majority in Interest of the Partners shall be required on any matter requiring the vote or consent of Investor Partners. Unless otherwise required under the Texas Code or this Agreement, for each matter requiring a vote of the Investor Partners hereunder, each Partner shall vote pro rata in accordance with the percentage that such Partner’s share of allocations of Profits, Losses and other items bears to all allocations of Profits, Losses and other items as set forth in Exhibit C. Such vote may be obtained in accordance with the procedures described in Section 8. In addition to any matters otherwise set forth in this Agreement, the affirmative vote of the Investor Partners will be required to approve the following: (a) the sale of all or substantially all of the Partnership’s assets; (b) the removal of the Managing General Partner and election of a new Managing General Partner pursuant to Section 10 (which removal shall require seventy percent (70%) vote as set forth in Section 10 hereof); (c) the dissolution and winding up of the Partnership and, if necessary, appointment of an entity to oversee the winding up of the Partnership’s affairs, pursuant to Section 11; (d) the voluntary withdrawal of the Managing General Partner and the election of a new Managing General Partner if the Managing General Partner elects to withdraw pursuant to Section 10; and (e) any amendment to the provisions of this Agreement which would alter, in any material way, the rights of the Investor Partners, or their obligations, or the obligations of the Partnership under this Agreement, including amendments to the voting rights or to provisions governing the interests of the Investor Partners in Profits, Losses, other allocation items, or Partnership distributions (except where required and permitted under Exhibit C). Notwithstanding any other provisions of this Agreement, no amendment to this Agreement shall have the effect of modifying the limited liability of any Investor Partner without the specific consent of such Investor Partner. Any amendment to this Agreement to the provisions of this paragraph or Section 10 hereof requiring a vote of 70% of the Units held by the Investor Partners to remove the Managing General Partner, shall require a vote of 70% of the Units held by the Investor Partners.

6.3.         Indemnification of Additional General Partners. The Managing General Partner agrees to indemnify each of the Additional General Partners for the amounts of obligations, risks, losses, or judgments of the Partnership or the Managing General Partner that exceed the amount of applicable insurance coverage and amounts that would become available from the sale of all Partnership assets. Such indemnification applies to casualty losses and to business losses, such as losses incurred in connection with the drilling of an unproductive well, to the extent such losses exceed the Additional General Partners’ interest in the undistributed net assets of the Partnership. If, on the other hand, such excess obligations are the result of the negligence or misconduct of an Additional General Partner, or the contravention of the terms of the Partnership Agreement by the Additional General Partner, then the foregoing indemnification by the Managing General Partner shall be unenforceable as to such Additional General Partner and such Additional General Partner shall be liable to all other Partners for damages and obligations resulting therefrom.

SECTION 7.	BOOKS AND RECORDS

7.1.         Books and Records. The Partnership shall keep all books and records required by the Texas Code in the manner described in Section 153.551 (or any successor provision) of the Texas Code and shall make such records and books available to its Partners (or their representatives) in the manner set forth in the Texas Code, upon notice as described in the Texas Code.

7.2.         Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

7.3.         Financial Statements and Tax Returns. At the expense of the Partnership, the Managing General Partner shall engage a certified public accountant to prepare the Partnership’s annual income tax return, the return required by Code section 6050K relating to sales and exchanges of interests in the Partnership, and annual financial statements, which shall include:

a.        a balance sheet as of the last day of the accounting year;

b.        a statement of income or loss for the full year;

c.        a statement of changes in financial position;

d.        a statement of cash flow and distributions for the full year;

e.        a detailed statement of distributions to and changes in the Capital Accounts of all Partners; and

f.        a detailed statement of assessments and borrowings, if any.

Such financial statements may at the election of the Managing General Partner be unaudited. Within a reasonable time after the close of each accounting year, the Managing General Partner shall transmit to each person who was a Partner (or assignee) during such accounting year, a copy of such financial statements and a report (which may be in the form of Schedule K-l to IRS Form 1065) containing necessary tax information.

7.4.         Reports.  In addition to the financial information set forth in this Article VII, the Managing General Partner shall furnish to the Partners annually a detailed statement of any transactions by the Partnership with the Managing General Partner or its Affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Managing General Partner or its Affiliates.

7.5.         Confidentiality.  All information relating to the Partnership and the Partners is intended by all Partners to be confidential and a trade secret of the Partnership. Any disclosure of such information to anyone other than a Partner or their duly designated representative, or the use of any information regarding the Partnership, its business or its Partners is prohibited; provided, however, that nothing herein shall prevent or restrict the disclosure of any such information for a proper Partnership business purpose or as otherwise may be required by law. The Partnership and the Partners acknowledge that any breach of the confidentiality provision herein contained may not provide the non-breaching party with an adequate remedy at law and thus, the Partners, Partnership and the General Partner acknowledge and agree to injunctive relief with respect to any such breach.

SECTION 8.	AMENDMENTS; MEETINGS

8.1.         Amendments.  Amendments to this Agreement required to be approved by the Investor Partners may be proposed by the Managing General Partner or by a Majority in Interest of the Partners. Following such proposal, the Managing General Partner shall submit to the Investor Partners a verbatim statement of any proposed amendment, providing that counsel for the Partnership shall have approved of the same in writing as to form, and the Managing General Partner shall include in any such submission a recommendation as to the proposed amendment. The Managing General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon, in accordance with Section 8.2, and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the Managing General Partner may require response within a reasonable specified time, but not less than seven (7) days, and failure to respond in such time period shall be deemed to constitute a vote against the proposal. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the vote of Partners representing a Majority in Interest of the Partners, except for any amendment to the provisions regarding removal of the Managing General Partner set forth in Sections 6 and 10 hereof, which shall only be amended by a vote of 70% of the Units held by the Investor Partners. In the event that a meeting is duly noticed and called, the affirmative vote of the Units held by Investor Partners attending or represented by proxy at such meeting shall be sufficient to approve any amendment (even if less than the foregoing specified percentage) except for any amendment to the provisions regarding removal of the Managing General Partner set forth in Sections 6 and 10 hereof, which shall only be amended by a vote of 70% of the Units held by the Investor Partners.

8.2.         Meetings of the Partners.

a.        Meetings of the Partners may be called by the Managing General Partner and shall be called upon the written request of Investor Partners holding a majority of the Units held by Investor Partners. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Investor Partners not less than ten (10) days nor more than sixty (60) days prior to the date of such meeting. Investor Partners may vote in person or by proxy at such meeting. Whenever the vote or consent of Investor Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of Partners or may be given in accordance with the procedure for soliciting a written vote described in Section 8.1. In the event the Managing General Partner elects to solicit a written vote, the Managing General Partner shall submit to the Investor Partners materials describing in detail the proposed action upon which a vote is being sought together with the Managing General Partners recommended action as to such proposed action. For purposes of obtaining a written vote, the Managing General Partner may require response within a reasonable specified time, but not less than seven (7) days, and failure to respond in such time period shall be deemed to constitute a vote against the proposal. Except as otherwise expressly provided in this Agreement (or the Texas Code), the vote (including any vote for or against a proposal by virtue of a failure to respond) of the Partners representing a Majority in Interest of the Partners shall be effective.

b.        For the purpose of determining the Partners entitled to vote on, or to vote at, any meeting of the Partners or any adjournment thereof, the Managing General Partner or the Investor Partners requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than thirty (30) days nor less than ten (10) days before any such meeting.

c.        Each Investor Partner may authorize any Person or Persons (including the Managing General Partner) to act for it by proxy on all matters on which an Investor Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Investor Partner or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Investor Partner executing it. Such revocation may be effected by a writing delivered to the Partnership stating that the proxy is revoked or by a subsequent proxy executed by the Person executing the prior proxy and presented to the meeting, or as to any meeting by attendance at such meeting and voting in person by the Person executing the proxy. A proxy is not revoked by the death or incapacity of the maker unless, before the vote is counted, written notice of such death or incapacity is received by the Partnership.

d.        Each meeting of Partners shall be conducted by such Person as the Managing General Partner may appoint pursuant to such rules for the conduct of the meeting as the Managing General Partner or such other Person deems appropriate.

SECTION 9.	TRANSFERS OF UNITS; DISTRIBUTIONS

9.1.         Restriction on Transfers.  Except as otherwise permitted by this Agreement, no Unit Holder shall Transfer all or any portion of his Units.

9.2.         Permitted Transfers.  Subject to the conditions and restrictions set forth in Section 9.3, a Unit Holder may at any time Transfer all or any portion of his or her Units subject to the following conditions precedent (any such Transfer being referred to in this Agreement as a “Permitted Transfer”):

a.        Except in the case of a Transfer of Units at death or involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Partnership such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Section 9. In any case not described in the preceding sentence, the Transfer shall be confirmed by presentation to the Partnership of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Partnership. In all cases, the Partnership shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

b.        Except in the case of a Transfer at death or involuntarily by operation of law, the transferor shall furnish to the Partnership an opinion of counsel, which counsel and opinion shall be satisfactory to the Partnership, that the Transfer will not cause the Partnership to terminate for federal income tax purposes;

c.        The transferor and transferee shall furnish the Partnership with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

d.        Except in the case of a Transfer at death or involuntarily by operation of law, either (i) such Transfer shall be registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or (ii) the transferor shall provide an opinion of counsel, which opinion and counsel shall be satisfactory to the Partnership, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.

e.        In the case of a transfer of Units to the Managing General Partner, including any such transfer following an exercise of the Managing General Partner’s rights pursuant to Section 4.5 hereof, the Managing General Partner on behalf of the Partnership may waive any of the terms or conditions set forth in this Section 9.

9.3.         Prohibited Transfers.  Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no effect whatever; provided that, if the Partnership is required by proper authority to recognize a Transfer that is not a Permitted Transfer (or if the Partnership, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the interest Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Units, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Units may have to the Partnership.

In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Partnership and all Partners from all cost, liability and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

9.4.         Rights of Unadmitted Assignees.  A Person who acquires one or more Units but who is not admitted as a substituted Investor Partner pursuant to Section 9.5 shall be entitled only to allocations and distributions with respect to such Units in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a General Partner or a Limited Partner under the Texas Code or the Agreement.

9.5.         Admission of Unit Holders as Partners.  Subject to the other provisions of this Section 9, a transferee of Units of Partnership interest may be admitted to the Partnership as a substituted Investor Partner only upon satisfaction of the conditions set forth below in this Section 9.5:

a.        The Managing General Partner consents to such admission;

b.         The Units with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

c.         The transferee becomes a party to this Agreement as an Investor Partner and executes such documents and instruments as the Managing General Partner may reasonably request as may be necessary or appropriate to confirm such transferee as an Investor Partner in the Partnership and such transferee’s agreement to be bound by the terms and conditions hereof;

d.         The transferee pays or reimburses the Partnership for all reasonable legal, filing and publication costs that the Partnership incurs in connection with the admission of the transferee as an Investor Partner with respect to the Transferred Units; and

e.         If the transferee is a minor, the transferee provides the Partnership with evidence satisfactory to counsel for the Partnership of the authority of the transferee to become a Partner and to be bound by the terms and conditions of this Agreement.

f.         The Managing General Partner determines that the total amount of Units owned after such transfer by persons who are a “benefit plan investor” does not equal or exceed the amount that would cause the Partnership’s assets to be considered “plan assets” (successor concept) within the meaning of ERISA or similar laws (whether now enacted or enacted in the future, and whether applicable to private or public plans).

9.6.        Representations; Legend.

a.         Each Unit Holder hereby covenants and agrees with the Partnership for the benefit of the Partnership and all Unit Holders, that (i) he is not currently making a market in Units and will not in the future make a market in Units, (ii) he will not Transfer his Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any regulations, proposed regulations, revenue rulings or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such regulations, revenue rulings or other pronouncements treat any or all arrangements which facilitate the selling of partnership interests and which are commonly referred to as “matching services” as being a secondary market or substantial equivalent thereof, he will not Transfer any Unit through a matching service that is not approved in advance by the Partnership. Each Unit Holder further agrees that he will not voluntarily Transfer any Unit to any Person unless such Person agrees to be bound by this Section 9.6(a) and to voluntarily Transfer such Units only to Persons who agree to be similarly bound. The Partnership shall, from time to time, at the request of a Unit Holder consider whether to approve a matching service and shall notify all Unit Holders of any matching service that is so approved.

b.        Each Unit Holder hereby represents and warrants to the Partnership and the Managing General Partner that such Unit Holder’s acquisition of Units hereunder is made as principal for such Unit Holder’s own account and not for resale or distribution of such Units. Each Unit Holder further hereby agrees that the following legend may be placed upon any counterpart of this Agreement, or any other document or instrument evidencing ownership of Units:

“The Partnership Units represented by this document have not been registered under any securities laws and the transferability of such Units is restricted. Such Units may not be sold, assigned or transferred, nor will any assignee, vendee, transferee or endorsee thereof be recognized as having acquired any such Units by the issuer for any purposes, unless (i) a registration statement under the Securities Act of 1933, as amended, with respect to the transfer of such Units shall then be in effect and such transfer has been qualified under all applicable state securities laws, or (ii) the availability of an exemption from such registration and qualification shall be established to the satisfaction of counsel to the Partnership.

The Partnership Units represented by this document are subject to further restriction as to their sale, transfer, hypothecation or assignment as set forth in the Agreement of Limited Partnership and agreed to by each Partner. Said restriction provides, among other things, that no vendee, transferee, assignee or endorsee shall have the right to become a substituted Investor Partner without the consent of the Managing General Partner.”

9.7.         Distributions and Allocations in Respect to Transferred Units. If any Partnership interest is Transferred during any accounting period in compliance with the provisions of this Section 9, Profits, Losses, each item thereof and all other items attributable to the Transferred interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Managing General Partner. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that if the Partnership does not receive a notice stating the date such interest was Transferred and such other information as the Managing General Partner may reasonably require within thirty (30) days after the end of the accounting period during which the Transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, on the last day of the accounting period during which the Transfer occurs, was the owner of the interest. Neither the Partnership nor the Managing General Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.7, whether or not the Managing General Partner or the Partnership has knowledge of any Transfer of ownership of any interest.

SECTION 10.	MANAGING GENERAL PARTNER

10.1.       Covenant Not to Withdraw, Transfer or Dissolve.  Except as otherwise permitted by this Agreement, the Managing General Partner hereby covenants and agrees not to (a) withdraw or attempt to withdraw from the Partnership, (b) exercise any power under the Texas Code to dissolve the Partnership, or (c) voluntarily Transfer all or any portion of its interest in the Partnership as a Managing General Partner. Further, the Managing General Partner hereby covenants and agrees to continue to carry out the duties of the Managing General Partner hereunder until the Partnership is dissolved and liquidated pursuant to Section 11.

10.2.      Permitted Transfers.

a.         The Managing General Partner may Transfer all or any portion of its interest in the Partnership as the Managing General Partner (i) at any time to any Person who is such Managing General Partner’s Affiliate on both the day such Managing General Partner became the Managing General Partner and the day of such Transfer, (ii) at any time involuntarily by operation of law or (iii) following one hundred twenty (120) days prior written notice of its intention to withdraw and retire as Managing General Partner with the consent of the holders of a Majority in Interest of the Partners; provided that no such Transfer shall be permitted unless and until all of the conditions set forth in Section 9.2 are satisfied as if the Partnership interest being Transferred was a Unit of Partnership interest.

b.         A transferee of a Partnership interest from the Managing General Partner hereunder shall be admitted as the Managing General Partner with respect to such interest if, but only if, the admission of such transferee as the Managing General Partner is approved by a Majority in Interest of the Investor Partners.

c.         Notwithstanding any other provision of the Agreement, the Managing General Partner shall have the right to pledge to any Person its rights to receive distributions or payments under this Agreement.

10.3.       Prohibited Transfers. Any purported Transfer of any Partnership interest held by the Managing General Partner that is not permitted by Section 10.2 above shall be null and void and of no effect whatever; provided that, if the Partnership is required to recognize a Transfer that is not so permitted (or if the Partnership, in its sole discretion, elects to recognize a Transfer that is not so permitted), the interest transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such interest may have to the Partnership.

In the case of a Transfer or attempted Transfer of a Partnership interest that is not permitted by Section 10.2 above, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Partnership and the Limited Partners from all cost, liability and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

10.4.      Termination of Status as Managing General Partner.

a.         The Managing General Partner shall cease to be the Managing General Partner upon the first to occur of (i) the filing of a certificate of termination, or its equivalent, by a corporate Managing General Partner, (ii) the involuntary Transfer by operation of law of such Managing General Partner’s interest in the Partnership, (iii) the vote of a Majority in Interest of the Partners to approve a request by such Managing General Partner to retire, or (iv) upon ninety (90) days prior written notice, following the vote of Investor Partners holding 70% of the Units held by Investor Partners to remove such Managing General Partner. In the event a Person ceases to be the Managing General Partner without having Transferred his entire interest as the Managing General Partner, such Person shall be treated as an unadmitted transferee of a Partnership interest as a result of an unpermitted Transfer of an interest pursuant to Section 10.3.

b.         If the Managing General Partner ceases to be a General Partner for any reason hereunder, such Person shall continue to be liable as a Partner for all debts and obligations of the Partnership existing at the time such Person ceases to be a Managing General Partner, regardless of whether, at such time, such debts or liabilities were known or unknown, actual or contingent. A Person shall not be liable as a Managing General Partner for Partnership debts and obligations arising after such Person ceases to be a Managing General Partner. Any debts, obligations or liabilities in damages to the Partnership of any Person who ceases to be a Managing General Partner shall be collectible by any legal means and the Partnership is authorized, in addition to any other remedies at law or in equity, to apply any amounts otherwise distributable or payable by the Partnership to such Person to satisfy such debts, obligations or liabilities.

c.         If at the time a Person ceases to be a Managing General Partner such Person is also an Investor Partner or a Unit Holder with respect to Units other than his interest as a Managing General Partner, such cessation shall not affect such Person’s rights and obligations with respect to such Units. The Managing General Partner, if it is involuntarily removed by the Investor Partners, may elect to retain its interest in the Partnership as an Investor Partner in any successor Investor Partnership, assuming the Investor Partners determine to continue the Partnership and elect a successor Managing General Partner. Further, the Managing General Partner, if it is involuntarily removed by the Investor Partners or ceases to be Managing General Partner by operation of law, may select an independent engineering firm to value its interest in the Partnership at its then present fair market value. In determining the fair market value of the Managing General Partner’s interest, the independent engineer will take into account appropriate discount factors in light of the risk of recovery of oil and gas reserves. The Partnership may purchase for cash all or a portion of the interest of the removed Managing General Partner for the value determined by the independent engineering appraisal.

10.5.      Conversion of Additional General Partner Interests into Limited Partner Interests.

a.         The Managing General Partner shall notify all Additional General Partners at least 30 days prior to any material change in the amount of the Partnership’s insurance coverage. Within this 30-day period, and notwithstanding Section 10.5(a), Additional General Partners shall have the right to immediately convert their Units into Units of limited partnership interest by giving written notice to the Managing General Partner.

b.         The Managing General Partner shall convert the interests of all Additional General Partners in a particular Partnership to interests of Limited Partners in that Partnership during the year following completion of drilling for the Partnership.

c.         The Managing General Partner shall cause the conversion to be effected as promptly as possible as prudent business judgment dictates. Conversion of an Additional General Partnership interest to a Limited Partnership interest in a particular Partnership shall be conditioned upon a finding by the Managing General Partner that such conversion will not cause a termination of the Partnership for federal income tax purposes, and will be effective upon the Managing General Partner’s filing an amendment to its Certificate of Formation. The Managing General Partner is obligated to file an amendment to its Certificate at any time during the full calendar month after receipt of the required notice of the Additional General Partner exercising its rights pursuant to Section 10.5(a) and a determination of the Managing General Partner that the conversion will not constitute a termination of the Partnership for tax purposes. Effecting conversion is subject to the satisfaction of the condition that the electing Additional General Partner provide written notice to the Managing General Partner of such intent to convert. Upon such transfer and exchange, such Additional General Partners shall be Limited Partners; however, they will remain liable to the Partnership for any additional Capital Contribution(s) required for their proportionate share of any Partnership obligation or liability arising prior to the conversion.

10.6.      Liability of Partners. Except as otherwise provided in this Agreement or as otherwise provided by the Act, each General Partner shall be jointly and severally liable for the debts and obligations of the Partnership. In addition, each Additional General Partner shall be jointly and severally liable for any wrongful acts or omissions of the Managing General Partner and/or the misapplication of money or property of a third party by the Managing General Partner acting within the scope of its apparent authority to the extent such acts or omissions are chargeable to the Partnership.

SECTION 11.   DISSOLUTION AND WINDING UP

11.1.      Liquidating Events. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

a.         The sale of all or substantially all of the assets of the Partnership;

b.         With the consent of the Managing General Partner, upon the vote by a Majority in Interest of the Partners to dissolve, wind up and liquidate the Partnership;

c.         The happening of any other event that makes it unlawful or impossible to carry on the business of the Partnership; or

d.         Any event set forth in Section 10.4 or any other event that causes a Managing General Partner to cease to be a general partner under the Texas Code, provided that the Investor Partners have not selected a successor managing general partner pursuant to Section 6.2, and provided further that any such event shall not constitute a Liquidating Event if the Partnership is continued pursuant to this Section 11.1.

The Partners hereby agree that, notwithstanding any provision of the Texas Code, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. Upon the occurrence of any event set forth in Section 11.1(d) hereof, the Partnership shall not be dissolved or required to be wound up if (x) at the time of such event there is at least one remaining Managing General Partner and one remaining Limited Partner and that Managing General Partner carries on the business of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership), or (y) within ninety (90) days after such event a Majority in Interest of the Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional Managing General Partners.

11.2.     Winding Up. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The Managing General Partner (or, in the event there is no remaining Managing General Partner, any Person elected to be the liquidator by a Majority in Interest of the Partners) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and Property and the Property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

a.         First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Managing General Partner;

b.         Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the Managing General Partner;

c.         Third, the balance, if any, to the Partners and Unit Holders in accordance with their positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

11.3.      Compliance With Timing Requirements of Regulations. In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (i) distributions shall be made pursuant to this Section 11 to the Partners and Unit Holders who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Unit Holder has a deficit balance in his Capital Account (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such Unit Holder shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or any other Person for any purpose whatsoever. In the discretion of the Managing General Partner or liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners and Unit Holders pursuant to this Section 11 may be:

a.         distributed to a trust established for the benefit of the Partners and Unit Holders for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Managing General Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners or Unit Holders from time to time, in the reasonable discretion of the Managing General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners and Unit Holders pursuant to this Agreement; or

b.         withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners and Unit Holders as soon as practicable.

11.4.      Deemed Distribution and Recontribution. Notwithstanding any other provision of this Section 11, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, the Partnership shall be deemed to have distributed the Property in kind to the Partners and Unit Holders, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Partners and Unit Holders shall be deemed to have recontributed the Property in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

11.5.      Rights of Partners and Unit Holders. Except as otherwise provided in this Agreement, (a) each Partner and Unit Holder shall look solely to the assets of the Partnership for the return of his Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership, and (b) no Partner or Unit Holder shall have priority over any other Partner or Unit Holder as to the return of his Capital Contributions, distributions or allocations.

11.6.      Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 11.1, result in a dissolution of the Partnership, the Managing General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the Managing General Partner).

11.7.      Certificate of Termination. Upon the completion of the winding up of the Partnership pursuant to this Section 11, the Managing General Partner shall file or cause to be filed a certificate of termination with the Texas Secretary of State pursuant to the Section 11.101 of the Texas Code and shall take all actions and make all filings necessary for such termination to comply with the Texas Code.

SECTION 12.   POWER OF ATTORNEY

12.1.      The Managing General Partner as Attorney-in-Fact. Each Unit Holder hereby makes, constitutes and appoints the Managing General Partner and each successor Managing General Partner, with full power of substitution and resubstitution, his true and lawful attorney-in-fact for him and in his name, place and stead and for his use and benefit, to sign, execute, certify, acknowledge, swear to, file and record (a) this Agreement and all agreements, certificates, instruments and other documents amending or changing this Agreement as now or hereafter amended which the Managing General Partner may deem necessary, desirable or appropriate including, without limitation, amendments or changes to reflect (i) the exercise by the Managing General Partner of any power granted to it under this Agreement; (ii) any amendments adopted by the Partners in accordance with the terms of this Agreement; (iii) the admission of any substituted Partner; and (iv) the disposition by any Partner or Unit Holder of his interest in the Partnership; and (b) any certificates, instruments and documents as may be required by, or may be appropriate under, the laws of the State of Texas or any other state or jurisdiction in which the Partnership is doing or intends to do business. Each Unit Holder authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Unit Holder might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

12.2.      Nature as Special Power. The power of attorney granted pursuant to this Section 12:

a.         is a special power of attorney coupled with an interest and is irrevocable;

b.         may be exercised by any such attorney-in-fact by listing the Unit Holders executing any agreement, certificate, instrument or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Unit Holders; and

c.         shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Unit Holder and shall survive the delivery of an assignment by a Partner or Unit Holder of the whole or a portion of his interest in the Partnership, except that where the assignment is of such Unit Holder’s entire interest in the Partnership and the assignee, with the consent of the Managing General Partner, is admitted as a substituted Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

SECTION 13.   MISCELLANEOUS

13.1.      Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by first class mail, registered or certified, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Partners:

a.         If to the Partnership, to the Partnership at the address set forth in Section 1.4 hereof;

b.         If to the Managing General Partner, to the address set forth in Section 2.1 hereof;

c.         If to a Investor Partner, to the address set forth opposite his name on attached Exhibit A-1.

Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally, or 72 hours after being deposited in the United States mail, if sent by registered or certified mail, postage and charges prepaid. Any Person may from time to time specify a different address by notice to the Partnership and the Partners.

13.2.      Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and Unit Holders and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

13.3.      Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner or Unit Holder.

13.4.      Time. Time is of the essence with respect to this Agreement.

13.5.      Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

13.6.      Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

13.7.      Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

13.8.      Further Action. Each Partner and Unit Holder, upon the request of the Managing General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

13.9.      Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

13.10.    Governing Law. The laws of the State of Texas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners and Unit Holders.

13.11.    Waiver of Action for Partition. Each Investor Partner and Unit Holder irrevocably waives any right that he may have to maintain any action for partition with respect to any of the Property.

13.12.    Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.13.    Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions which the Managing General Partner may take and all determinations which the Managing General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Managing General Partner.

13.14.    Entire Agreement. This Agreement and the exhibits hereto, which are incorporated herein by reference, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written.

13.15.    Attorneys’ Fees. In the event any party takes legal action to enforce any of the terms of this Agreement, any unsuccessful party to such action shall pay the successful party’s reasonable expenses, including attorneys’ fees, incurred in such action.

13.16.    Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

13.17.    Venue. Each party hereby irrevocably submits to the non-exclusive jurisdiction of any Texas State or United States Federal court sitting in the City and County of Dallas over any action, suit or proceeding arising out of or relating to this Agreement. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Each party agrees that final judgment in any such action, suit or proceeding is binding; provided, however, that the service of process is effected upon such party in the manner permitted by law.

[Signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Amended and Restated Agreement of Limited Partnership as of the day first above set forth.

MANAGING GENERAL PARTNER:

REEF OIL & GAS PARTNERS, L.P.

By:
Name:	MICHAEL J MAUCELI
Title:	MANAGER OF THE GENERAL PARTNER

INVESTOR PARTNERS: [Investor Partners to sign counterpart signature pages attached to the Subscription Agreement]

EXHIBIT B
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
REEF OIL & GAS INCOME AND DEVELOPMENT FUND. L.P.

1.8.         Definitions. Capitalized words and phrases used in this Agreement have the meanings set forth in this Section 1.8 or elsewhere in this Agreement:

(a)       Reserved.

(b)       “Acquisition Costs” shall mean all reasonable and necessary costs and expenses incurred in connection with the acquisition of a property or arising out of or relating to the acquisition of properties, including but not limited to all reasonable and necessary costs and expenses incurred in connection with searching for, screening and negotiating the possible acquisition of properties for the Partnership, the conduct of reserve and other technical studies of properties for purposes of acquisition of a property, the actual purchase price of a property and any other assets acquired with such property, the types of costs and expenses enumerated in the definition of Cost which are incurred in connection with the acquisition activities, and all reasonable and necessary borrowings and costs and expenses related thereto related to acquisition of properties.

(c)        “Additional General Partner” means any Person who has been admitted as a General Partner, excluding the Managing General Partner, pursuant to the terms of this Agreement.

(d)       “Adjusted Capital Account Deficit” means, with respect to any Partner or Unit Holder, the deficit balance, if any, in such Partner’s or Unit Holder’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments: (i) credit to such Capital Account that amount which such Partner or Unit Holder is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(l) and (i)(5) of the Regulations, after taking into account thereunder any changes during such year in Partnership Minimum Gain and in the Partner Nonrecourse Debt Minimum Gain attributable to any Partner or Unit Holder for nonrecourse debt; and (ii) debit to such Capital Account items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Sections 1.704-l(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

(e)       “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent or more of the outstanding voting interests of such Person, (iii) any officer, director or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee or holder of ten percent or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.

(f)        “Agreement” or “Partnership Agreement” means this Amended and Restated Agreement of Limited Partnership, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.

(g)       “Capital Account” means with respect to any Partner or Unit Holder, the capital account maintained for such Partner or Unit Holder pursuant to Section 3.1 hereof.

(h)       “Capital Contribution” means, with respect to any Partner or Unit Holder, the amount of cash or property contributed to the Partnership with respect to the interest in the Partnership held by such Partner or Unit Holder. “Capital Contributions” refers to the aggregate of the foregoing contributions.

(i)        Reserved.

(j)        “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

(k)       “Costs” (i) when used in connection with the sale by the Managing General Partner or its Affiliates of properties to the Partnership shall mean the amount actually paid by the Managing General Partner or its Affiliates for such assets which amount shall not exceed the sum of:

(1)       the amounts paid to unaffiliated third parties for the property, including bonuses;

(2)       title insurance or title examination costs, brokers’ commissions, filing fees, recording costs, transfer taxes, if any, and like charges in connection with the acquisition of the property, insurance or title;

(3)       a pro rata portion of the actual, necessary and reasonable expenses for seismic and geophysical services; and

(4)       rentals and ad valorem taxes paid by the seller with respect to such property to the date of its transfer to the Partnership, interest and points actually incurred on funds used to acquire or maintain such property, and such portion of the seller’s reasonable, necessary and actual expenses for geological, engineering, drafting, accounting, legal and other like services allocated to the property in accordance with generally accepted accounting principles and industry standards, except for expenses in connection with the past drilling of wells which are not producers of sufficient quantities of oil or gas to make commercially reasonable their continued operations, and provided that the expenses enumerated in this subsection (4) shall have been incurred not more than 36 months prior to the purchase by the Partnership from the Managing General Partner or its Affiliates.

(i)         when used in connection with services, “Costs” means the reasonable, necessary and actual expense incurred by the Managing General Partner or its Affiliates on behalf of the Partnership in providing such services, determined in accordance with generally accepted accounting principles;

(ii)        when used elsewhere, “Cost” means the price paid by the General Partner or its Affiliates in an arms-length transaction.

(1)       “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

(m)      “Development Costs” shall mean all Costs of drilling, testing, completing, equipping, plugging, abandoning, deepening, plugging back, reworking, waterflood, and similar activities on Partnership Prospects which are not defined as Operating Costs.

(n)       “Direct Costs” shall mean all Costs directly incurred by the Partnership or the Managing General Partner on behalf of the Partnership for goods and services, including but not limited to, annual accounting fees, expenses of preparing tax returns and reports, the cost of reserve evaluations prepared by independent petroleum engineers, consulting fees, legal fees, costs of preparing and distributing periodic reports to the Partners, postage, printing and insurance. Direct costs shall also include the cost of employing geologists, engineers, and geophysicists and all other such actual costs directly incurred by or for the benefit of the Partnership and the Partners. Direct Costs shall not include organization and offering costs, General and Administrative Expenses, Operating Costs, Acquisition Costs or Development Costs.

(o)       “General and Administrative Expenses” mean all customary and routine expenses, including accounting, office rent, telephone, secretarial, salaries and other incidental expenses incurred by the Managing General Partner or an Affiliate, which are necessary to the conduct of the Partnership’s business, whether generated by the Managing General Partner, an Affiliate or by third parties, but excluding Direct Costs and Operating Costs. No General and Administrative Expenses charged will be duplicated under any other category of expense or cost.

(p)       “General Partner” means any Person who (i) is the Managing General Partner or (ii) an Additional General Partner pursuant to the terms of this Agreement. “General Partners” means all such Persons. As of the Effective Date, Reef Oil & Gas Partners, L.P., a Nevada limited partnership, is the Managing General Partner of the Partnership.

(q)       “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)         The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

(ii)        The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing General Partner, as of the following times: (A) the acquisition of an additional interest in the Partnership (other than pursuant to Section 2 hereof) by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner or Unit Holder of more than a de minimis amount of Property as consideration for an interest in the Partnership; (C) the grant of an interest in the Partnership as consideration for the provision of services to the Partnership by an existing Partner or a new Partner acting in a “partner capacity” or in anticipation of becoming a Partner (in each case within the meaning of Regulation Section 1.704-l(b)(2)((iv)(d)); and (D) the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); provided, however that the adjustments pursuant to clauses (A), (B) and (C) above shall be made only if the Managing General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners and Unit Holders in the Partnership;

(iii)       The Gross Asset Value of any Partnership asset distributed to any Partner or Unit Holder shall be adjusted to equal the gross fair market value of such asset on the date of distribution;

(iv)       The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-l(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.8(a)(iv) to the extent the Managing General Partner determines that an adjustment pursuant to Section 1.8(a)(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.8(a)(iv); and

(v)        If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to (ii) or (iii) above, such Gross Asset Value will then be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits and Losses.

(r)        “Limited Partner” means any Person who has been admitted as a Limited Partner pursuant to the terms of this Agreement, “Limited Partners” means all such Persons.

(s)       “Liquidating Event” has the meaning set forth in Section 11.

(t)        “Majority in Interest” shall mean Partners whose total share of allocations of Profits, Losses and other items as set forth in Exhibit C represents more than 50% of all allocations of the Profits, Losses and other items as set forth in Exhibit C. Unless otherwise required under the Texas Code or this Agreement, for each matter requiring a vote of the Partners or Investor Partners hereunder, each Partner shall vote pro rata in accordance with the percentage that such Partner’s share of allocations of Profits, Losses and other items bears to all allocations of Profits, Losses and other items as set forth in Exhibit C.

(u)       “Managing General Partner” means any Person who (i) is the Managing General Partner, and (ii) has not ceased to be a Managing General Partner pursuant to the terms of this Agreement. “Managing General Partners” means all such Persons. As of the Effective Date, Reef Oil & Gas Partners, L.P., a Nevada limited partnership, is the Managing General Partner of the Partnership.

(v)       “Net Cash” means the gross cash proceeds of the Partnership from all sources, reduced by (i) Capital Contributions, and (ii) amounts used to pay or establish reserves for all Partnership expenses, debt payments (except as provided herein), capital improvements, replacements and contingencies, all as determined by the Managing General Partner. “Net Cash” shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established.

(w)      “Offering Termination Date” shall mean June 30, 2008 or such earlier date as the Managing General Partner, in its sole and absolute discretion, shall elect, unless extended by the Managing General Partner, in its sole discretion, to such date determined by the Managing General Partner.

(x)        “Operating Costs” means all expenses incurred in connection with the production and marketing of the oil and gas produced from properties in which the Partnership has an interest, including, in addition to labor, fuel, repairs, hauling, materials, supplies, utility charges and other costs incident thereto, ad valorem and severance taxes, insurance and casualty loss expense, and compensation to well operators or others for services rendered in conducting such operations.

(y)       Reserved.

(z)        “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(l) of the Regulations.

(aa)      “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

(bb)     “Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

(cc)     “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

(dd)     “Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(l) and 1.704-2(i)(2) of the Regulations.

(ee)      “Partners” means the Managing General Partner and all Investor Partners, where no distinction is required by the context in which the term is used herein. “Partner” means any one of the Partners.

(ff)       “Partnership” means the partnership formed pursuant to this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as herein provided.

(gg)     “Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

(hh)     Reserved.

(ii)       “Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

(jj)       “Private Placement Memorandum” means that certain Confidential Private Placement Memorandum of Reef Oil & Gas Income and Development Fund III, L.P., dated July 23, 2007, as amended and restated on February 6, 2008.

(kk)     “Profits” and “Losses” mean the Partnership’s taxable income or loss determined in accordance with Code Section 703(a) and Regulation section 1.703-1 for each of its fiscal years (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss) with the following adjustments:

(i)         Such Profits and Losses will be computed as if items of tax-exempt income and nondeductible, noncapital expenditures (under Code Section 705(a)(1)(B) and 705(a)(2)(B)) were included in the computation of taxable income or loss;

(ii)        Any items specially allocated pursuant to this Agreement shall not be taken into account in computing Profits or Losses;

(iii)       In the event the Gross Asset Value of any Partnership property is adjusted pursuant to subparagraph (ii) or subparagraph (iii) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)       Credits or debits to Capital Accounts due to a revaluation of Partnership assets in accordance with Regulation section 1.704-l(b)(2)(iv)(f), or due to a distribution of noncash assets, will be taken into account as gain or loss from the disposition of such assets for purposes of computing Profits and Losses;

(v)        Any expenditures of the Partnership described in Code Section 705(a)(2)(B) for a fiscal year or treated as being so described in Regulation section 1.704-l(b)(2)(iv)(i) and not otherwise taken into account in this subsection will be subtracted from the taxable income or loss;

(vi)       To the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Code Section 734(b) is required, pursuant to Regulation section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s or Unit Holder’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the property) or loss (if the adjustment decreases such basis) from the disposition of such property and shall be taken into account for purposes of computing Profits or Losses; and

(vii)      In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with the definition of “Depreciation.”

(ll)     “Property” means all real and personal property acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

(mm)   “Prospect(s)” or “Prospect Wells” has the meaning set forth in Section 1.3 hereof.

(nn)     “Regulation” means all proposed, temporary, and final regulations promulgated under the Code, as such regulations may be amended from time to time.

(oo)     “Safe Harbor” means the election described in the Safe Harbor Regulation, pursuant to which the Partnership and all of its Partners may elect to treat the fair market value of any Partnership interest that is Transferred in connection with the performance of services as being equal to the liquidation value of that Partnership interest.

(pp)     “Safe Harbor Election” means the election by the Partnership and its Partners to apply the Safe Harbor, as described in the Safe Harbor Regulation and Internal Revenue Service Notice 2005-43 or any successor authority.

(qq)     “Safe Harbor Regulations” means Regulation Section 1.83-3(1) or any successor authority.

(rr)       “Texas Code” means the Texas Business Organizations Code, as amended from time to time (or any corresponding provisions of succeeding law).

(ss)     “Transfer” means, as a noun, any voluntary or involuntary transfer, sale or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell or otherwise dispose of.

(tt)       “Unit” means an undivided interest of the Partners in the aggregate interest in the capital and profits of the Partnership. Each Unit represents Capital Contributions of $100,000 to the Partnership.

(uu)     “Unit Holders” means all Persons who hold Units, regardless of whether they are Partners. “Unit Holder” means any one of the Unit Holders.

(vv)     “Unit Purchase Closing Date” has the meaning set forth in Section 4.5 hereof.

EXHIBIT C
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
REEF OIL & GAS INCOME AND DEVELOPMENT FUND, L.P.

3.1.        Capital Accounts.

(a)        General. A separate Capital Account shall be established and maintained for each Partner and Unit Holder on the books and records of the Partnership. Capital Accounts shall be maintained in accordance with Regulation section 1.704-1(b)(2)(iv) (taking into account any future amendments to such Regulation and any corresponding provisions of any succeeding Regulations) and any inconsistency between the provisions of this Section 3.1 and such Regulation shall be resolved in favor of the Regulation. In the event the Managing General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership of the Partners or Unit Holders), are computed in order to comply with such Regulations, the Managing General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Investor Partner or Unit Holder pursuant to Section 11.2 hereof upon the dissolution of the Partnership. The Managing General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and Unit Holders and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulation section 1.704-l(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation section 1.704-l(b).

(b)       Increases to Capital Accounts. Each Partner’s and Unit Holder’s Capital Account shall be credited with (i) the amount of money contributed by it to the Partnership; (ii) the amount of any Partnership liabilities that are assumed by it (within the meaning of Regulation section 1.704-l(b)(2)(iv)(c)), but not by increases in his share of Partnership liabilities within the meaning of Code section 752(a); (iii) the Gross Asset Value of property contributed by it to the Partnership (net of liabilities securing such contributed property that the Partnership is considered to assume or take subject to under Code section 752); and (iv) allocations to it of Partnership Profits (or items thereof), including income and gain exempt from tax and income and gain described in Regulation section 1.704-l(b)(2)(iv)(g) (relating to adjustments to reflect book value), and (v) allocation of any other items required by Regulation section 1.704-1(b).

(c)       Decreases to Capital Accounts. Each Partner’s and Unit Holder’s Capital Account shall be debited with (i) the amount of money distributed to it by the Partnership; (ii) the amount of his individual liabilities that are assumed by the Partnership (other than liabilities described in Regulation section 1.704-l(b)(2)(iv)(b)(2) that are assumed by the Partnership and other than decreases in his share of Partnership liabilities within the meaning of Code section 752(b)); (iii) the Gross Asset Value of property distributed to it by the Partnership (net of liabilities securing such distributed property that he is considered to assume or take subject to under Code section 752); (iv) allocations to it of expenditures of the Partnership not deductible in computing Partnership taxable income and not properly chargeable to Capital Account (as described in Code section 705(a)(2)(B)); and (v) allocation to it of Partnership Losses (or item thereof), including loss and deduction described in Regulation section 1.704-1(b)(2)(iv)(g) (relating to adjustments to reflect book value), but excluding items described in (iv) above and excluding loss or deduction described in Regulation section 1.704-l(b)(4)(iii) (relating to excess percentage depletion), and (vi) allocation of any other items required by Regulation section 1.704-l(b).

(d)       Adjustments to Capital Accounts Related to Depletion.

(i)         Solely for purposes of maintaining Capital Accounts, each year the Partnership shall compute (in accordance with Regulation section 1.704-l(b)(2)(iv)(k)) simulated depreciation allowance for each oil and gas property using that method, as between cost depletion method and the percentage depletion method (without regard to the limitations of Code section 613A(c)(3) which theoretically could apply to any Partner or Unit Holder), which results in the greatest simulated depletion allowance. The simulated depletion allowance with respect to each oil and gas property shall reduce the Partners’ or Unit Holders’ Capital Accounts in the same proportion as the Partners or Unit Holders were allocated adjusted basis with respect to such oil and gas property. In no event shall the Partnership’s aggregate simulated depletion allowance with respect to an oil and gas property exceed the Partnership’s adjusted basis in the oil and gas property (maintained solely for Capital Account purposes).

(ii)        Upon the taxable disposition of an oil and gas property by the Partnership, the Partnership shall determine the simulated (hypothetical) gain or loss with respect to such oil and gas property (solely for Capital Account purposes) by subtracting the Partnership’s simulated adjusted basis for the oil and gas property (maintained solely for Capital Account purposes) from the amount realized by the Partnership upon disposition. Simulated adjusted basis shall be determined by reducing the adjusted basis by the aggregate simulated depletion charged to the Capital Accounts of all Partners or Unit Holders in accordance with Section 3.1(d)(i) hereof. The Capital Accounts of the Partners or Unit Holders shall be adjusted upward by the amount of any simulated gain on such disposition in proportion to such Partners’ or Unit Holders’ allocable share of the portion of total amount realized from the disposition of such property that exceeds the Partnership’s simulated adjusted basis in such property. The Capital Accounts of the Partners or Unit Holders shall be adjusted downward by the amount of any simulated loss in proportion to such Partners’ or Unit Holders’ allocable shares of the total amount realized from the disposition of such property that represents recovery of the Partnership’s simulated adjusted basis in such property.

(e)       The initial Capital Accounts of the Managing General Partner and the Investor Partners are set forth in Exhibit A and Exhibit A-1. respectively.

3.2.        Allocation of Profits and Losses.

(a)       Profits. After giving effect to the special allocations set forth in Section 3.3 below, all Profits for each fiscal year shall be allocated among the Partners and Unit Holders as follows:

(i)         First, to the Partners and Unit Holders to the extent of, in proportion to and in the reverse order in which Losses were allocated to them pursuant to Section 3.2(b), until the cumulative amount allocated to each Partner or Unit Holder pursuant to this Section 3.2(a)(i) is equal to cumulative Losses so allocated to such Partner or Unit Holder pursuant to Section 3.2(b); and

(ii)        Thereafter, eighty-nine percent (89%) to the Investor Partners and Unit Holders (and ratably among them based upon the number of Units held), eleven percent (11%) to the Managing General Partner.

(b)       Losses. After giving effect to the special allocations set forth in Section 3.3 below, all Losses for each fiscal year shall be allocated among the Partners and Unit Holders as follows:

(i)         First, to the Partners and Unit Holders to the extent of, in proportion to and in the reverse order in which Profits were allocated to them pursuant to Section 3.2(a), until the cumulative amount allocated to each Partner or Unit Holder pursuant to this Section 3.2(b)(i) is equal to cumulative Profits so allocated to such Partner or Unit Holder; provided, however, that to the extent that any Profits allocated to a Partner or Unit Holder under Section 3.2(a) are distributed pursuant to Section 4.2, no Losses shall be allocated under this Section 3.2(b)(i) to offset such Profits;

(ii)        Second, to the Partners and Unit Holders with positive capital account balances in proportion to their respective positive capital accounts until the positive balance in their capital accounts is reduced to zero; and

(iii)       Third, pro rata to the Managing General Partner and Additional General Partners.

3.3.         Special Allocations. Notwithstanding Section 3.2,

(a)       Allocation of Intangible Drilling and Development and Tangible Well Costs. The Partnership’s “intangible drilling and development costs” (as defined in Regulation Section 1.612-4(a)), leasehold costs and costs for tangible property incident or necessary to drill, develop and/or complete the Prospect Wells shall be allocated as follows:

(i)         99% to the Investor Partners and Unit Holders (and ratably among them based upon the number of Units held); and

(ii)        1% to the Managing General Partner.

(b)       Temporary Investment Income. Any income earned from the temporary investment of the Partners’ subscription fees between the date of the Partnership’s formation as set forth in Section 1.1 and the Offering Termination Date shall be allocated 99% to the Investor Partners and Unit Holders (and ratably among them based upon the number of Units held) and 1% to the Managing General Partner.

(c)       Minimum Gain Chargeback. In the event there is a net decrease in Partnership Minimum Gain during any fiscal year, the “minimum gain chargeback” described in Regulation section 1.704-2(f) and Regulation section 1.704-2(g) shall apply.

(d)       Partner Nonrecourse Debt Minimum Gain Chargeback. In the event there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any fiscal year, the “partner minimum gain chargeback” described in Regulation section 1.704-2(i)(4) shall apply.

(e)       Qualified Income Offset. This Section 3.3(d) incorporates the “qualified income offset” set forth in Regulation section 1.704-l(b)(2)(ii)(d) as if those provisions were fully set forth in this Section 3.3(d).

(f)        Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be allocated eighty-nine percent (89%) to the Investor Partners and Unit Holders (and ratably among them based upon the number of Units held) and eleven percent (11%) to the Managing General Partner.

(g)       In accordance with Code section 704(c), if a Partner or Unit Holder contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for federal income tax purposes, be allocated among the Partners or Unit Holders so as to take account of any variation between the adjusted basis of such property to the Partnership and its fair market value at the time of contribution. The Managing General Partner shall determine the method used by the Partnership to make allocations pursuant to Code Section 704(c).

(h)       The Losses allocated to the Limited Partners or Unit Holders of limited partnership interests pursuant to this Section 3.3 shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner or Unit Holder of limited partnership interest to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Limited Partners or Unit Holders of limited partnership interests would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to this Section 3.3, the limitation set forth in this Section 3.3 shall be applied on an Limited Partner by Limited Partner or Unit Holder by Unit Holder basis so as to allocate the maximum permissible Losses to each Limited Partner or Unit Holder of limited partnership interest under Regulation section 1.704-l(b)(2)(ii)(d). All Losses in excess of the limitation set forth in this Section 3.3 shall be allocated pro rata to the Managing General Partner and Additional General Partners.

(i)        Partner Nonrecourse Deductions. The Partner Nonrecourse Deductions of the Partnership (as determined under Regulation section 1.704-2(i)(2)) shall be allocated each year to the Partner or Unit Holder that bears the economic risk of loss (within the meaning of Regulation section 1.752-2) with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.

(j)        Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset, pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulation sections 1.704-l(b)(2)(iv)(m)(2) or 1.704-l(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner or Unit Holder in complete liquidation of its partnership interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Partners and Unit Holders in accordance with their Units (in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies) or to the Partner or Unit Holder to whom such distribution was made (in the event Regulations Section 1.704-l(b)(2)(iv)(m)(4) applies).

3.4.        Other Allocation Rules.

(a)       For purposes of determining the Profits, Losses or other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing General Partner using any permissible method under Code section 706 and the Regulations thereunder.

(b)       The Managing General Partner is authorized to amend this Agreement if, in its sole discretion, based upon advice from its legal counsel or accountants, an amendment to the allocations set forth in this Section 3 is required for such allocations to be recognized for federal income tax purposes, either because of the promulgation of Regulations or other developments in applicable law. The Managing General Partner shall use its best effort to make any such required amended allocation provisions conform as nearly as possible with the original allocations described herein. The Partners and Unit Holders are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Partnership income and loss for income tax purposes.

(c)       For any fiscal year, “excess nonrecourse liabilities” of the Partnership within the meaning of Regulation section 1.752-3(a)(3) shall be allocated eighty-nine percent (89%) to the Investor Partners and Unit Holders (and ratably among them based upon the number of Units held) and eleven percent (11%) to the Managing General Partner.

(d)       To the extent permitted by Regulation section 1.704-2(h)(3), the Managing General Partner shall endeavor to treat distributions of Net Cash as having been made from the proceeds of Nonrecourse Liability or a Partner or Unit Holder Nonrecourse Debt only to the extent that such distributions would not cause or increase an Adjusted Capital Account Deficit for any Investor Partner or Unit Holder who is not also an Additional General Partner.

3.5          Target Final Balances

The allocation provisions of this Agreement are intended to produce final Capital Account balances that are at levels (“Target Final Balances”) that permit liquidating distributions that are made in accordance with such final Capital Account balances to be equal to the distributions that would occur under Section 4.5 of the Agreement if such liquidating proceeds were distributed pursuant to Section 4.5. To the extent that the allocation provisions of this Agreement would not produce the Target Final Balances, the Managing General Partner is permitted to take such actions as are necessary or advisable to amend such allocation provisions to produce such Target Final Balances. In furtherance of the foregoing, the Managing General Partner is expressly authorized and directed to make such allocations of income, gain, loss and deduction (including items of gross income, gain, loss and deduction) in the year of liquidation of the Partnership so as to cause the Capital Accounts of the Partners that determine the amounts that are distributed to the Partners under Section 11.2 to be equal to the Target Final Balances.